Exhibit 5.1

October 12, 2011

Pretium Packaging, L.L.C.

Pretium Finance, Inc.

and the Guarantors listed below

15450 South Outer Forty Drive, Suite 120

Chesterfield, Missouri 63107

Ladies and Gentlemen:

We have acted as special counsel to each of (i) Pretium Packaging, L.L.C., a Delaware limited liability company (“Pretium”), and Pretium Finance, Inc., a Delaware corporation (together with Pretium, the “Issuers”), and (ii) Robb Container Corporation, a Delaware corporation, Mont Royal, L.L.C., a Delaware limited liability company, PVC Container Corporation, a Delaware corporation, Airopak Corporation, a Delaware corporation, Novapak Corporation, a Delaware corporation, Pretium Canada Company a Nova Scotia unlimited liability company, and MR Grantor Trust, a Missouri trust, (collectively, the “Guarantors”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”), relating to $150,000,000 in aggregate principal amount of the Issuers’ 11.50% Senior Secured Notes due 2016 (the “New Notes”) and the guarantees of the New Notes (the “New Guarantees”) by the Guarantors. The New Notes and the New Guarantees are to be offered by the Issuers and the Guarantors, respectively, in exchange for $150,000,000 in aggregate principal amount of the Issuers’ outstanding 11.50% Senior Secured Notes due 2016 and the outstanding guarantees of such notes by the Guarantors.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of each of the (i) Registration Statement, (ii) the Indenture pertaining to the New Notes dated as of March 31, 2011 (the “Indenture”) and (iii) the forms of each of the Note and Notational Guarantee, included as exhibits to the Indenture. We have also examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of such records of the Issuers and the Guarantors and such other agreements, certificates of public officials, certificates of officers or other representatives of the Issuers and the Guarantors and others, as we have deemed necessary as a basis for our opinions set forth below.

We have relied, without independent investigation, as to factual matters on the representations and warranties contained in the Indenture and on certifications of public officials and of officers and other representatives of the Issuers and the Guarantors.

We have assumed (i) the legal capacity of all natural persons executing the Indenture and such other agreements, certificates or documents, (ii) the genuineness of all signatures thereon, (iii) the legal capacity of natural persons signing or delivering any agreements, certificates and documents, (iii) the authority of all persons signing the Indenture and such other agreements, certificates and documents on behalf of the parties thereto, (iv) the authenticity of all documents

Pretium Packaging, L.L.C.

Pretium Finance, Inc.

October 12, 2011

submitted to us as originals, and (v) the conformity to the original of all copies, telecopies, photostatic or conformed copies and the authenticity of the originals of such latter documents.

Members of this firm are admitted to the bar in the State of New York and the opinions set forth below are limited to the laws of the State of New York.

In rendering the opinions set forth below, we have also assumed that: (i) each of the Indenture and New Guarantees have been duly authorized, executed and delivered by the parties thereto; and (ii) the Indenture constitutes a legal, valid and binding agreement of the parties thereto such party, enforceable against the other parties thereto in accordance with their terms.

Based on the foregoing and such other investigations as we have deemed necessary and subject to the qualifications included in this letter, we are of the opinion that:

1. Upon the issuance of the New Notes in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indenture, the New Notes will constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

2. Upon the issuance of the New Guarantees in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indenture, the New Guarantees will constitute legal, valid and binding obligations of each of the Guarantors, enforceable against such Guarantors in accordance with their terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP